FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Registration No. 333-230733-01

**PX DETAILS** $525MM HARLEY DAVIDSON MOTORCYCLE ABS (HDMOT 2019-A)

Joint Bookrunners:	Barclays (str), Citi, WF
Co-Managers:	BMO, Mizuho, MUFG, TD, Williams

CL	BAL(MM)	OFFERED	WAL	MDY/F	BENCH LAUNCH YLD	CPN	PRICE
A-1	$116.00	$110.20	0.28	P-1/F1+ IntL +	1 2.38579%	2.38579%	100.00000
A-2	$187.34	$177.97	1.05	Aaa/AAA EDSF +	28 2.383%	2.37%	99.99875
A-3	$187.34	$177.97	2.27	Aaa/AAA IntS +	45 2.355%	2.34%	99.99226
A-4	$61.96	$58.86	3.38	Aaa/AAA IntS +	56 2.411%	2.39%	99.97096

Expected Settle :	06/26/19	Registration :	SEC-Registered
First Pay Date :	07/15/19	ERISA Eligible :	Yes
Expected Ratings :	Moody’s, Fitch	Min Denoms :	$1k x $1k
Ticker :	HDMOT 2019-A	Bill & Deliver :	Barclays
Expected Pricing :	PRICED	Pricing Speed :	1.4% ABS 10% CALL

-Available Materials-

Attached Materials: Prospectus (red), Ratings FWP

Intex/CDI: bcghdmot_2019-a

PWD: XUY9

DealRoadshow: http://www.dealroadshow.com

PWD: HDMOT19A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.